EX-28.h.5.j

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT FOR
DFA INVESTMENT DIMENSIONS GROUP INC.
FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT, made this 7th day of January, 2026, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of certain portfolios of the Fund, as identified below (each a “Portfolio,” and together, the “Portfolios”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”).
WHEREAS, Dimensional has entered into Investment Management Agreements with the Fund, on behalf of the Portfolios, pursuant to which Dimensional provides various services for the Portfolios, and for which Dimensional is compensated based on the average net assets of such Portfolios; and
WHEREAS, the Fund and Dimensional have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit the expenses of the ETF class shares (the “ETF Class”) of the Portfolios of the Fund as listed below:
NOW, THEREFORE, the parties hereto agree as follows:
1.	Fee Waiver and Expense Assumption by Dimensional.
(a)
Dimensional agrees to waive all or a portion of its management fee and assume the ordinary operating expenses of the ETF Class of each of the following Portfolios (excluding the expenses that the Portfolio incurs indirectly through its investment in other investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses of the ETF Class of each Portfolio, on an annualized basis, to the following percentages of the ETF Class of the respective Portfolio’s average net assets (the “Expense Limitation Amount”):

Portfolio	Expense Limitation Amount
U.S. Micro Cap Portfolio	0.41%
U.S. Small Cap Value Portfolio	0.31%
U.S. Core Equity 1 Portfolio	0.15%
U.S. Large Cap Equity Portfolio	0.14%
U.S. Large Cap Growth Portfolio	0.18%
U.S. Vector Equity Portfolio	0.24%
U.S. Small Cap Growth Portfolio	0.32%
DFA Real Estate Securities Portfolio	0.18%
U.S. Core Equity 2 Portfolio	0.18%
U.S. Small Cap Portfolio	0.27%
(b)
Dimensional agrees to waive all or a portion of its management fee and to assume the ordinary operating expenses of the ETF Class of the U.S. High Relative Profitability Portfolio (including the expenses that the Portfolio bears as a shareholder of other funds managed by the Advisor, excluding money market funds and The DFA Short Term Investment Fund, but excluding the expenses that the Portfolio incurs indirectly through its investment in unaffiliated investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses of the ETF Class of the Portfolio to 0.22% of the

average net assets of the ETF Class of the Portfolio on an annualized basis (the “Expense Limitation Amount”).
(c)
Dimensional agrees to waive its management fee and to assume the expenses (excluding the expenses the Portfolio incurs indirectly through investment in other investment companies) (“Portfolio Expenses”) of the U.S. Targeted Value Portfolio’s ETF Class to the extent necessary to limit the Portfolio Expenses of the Portfolio’s ETF Class to 0.29% of the average net assets of the ETF Class of the Portfolio on an annualized basis (“Expense Limitation Amount”).

2.
Duty to Reimburse Dimensional. If, at any time, the Portfolio Expenses are less than the applicable Expense Limitation Amount of an ETF Class of a Portfolio, the Fund, on behalf of the Portfolio, shall reimburse Dimensional for any fees previously waived and/or expenses previously assumed to the extent that such reimbursement will not cause the annualized Portfolio Expenses for the ETF Class of the Portfolio to exceed the applicable Expense Limitation Amount identified above. There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse Dimensional for fees waived or expenses previously assumed by Dimensional more than thirty-six (36) months prior to the date of any reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Fund.
4.
Duration and Termination. This Agreement shall begin on January 7, 2026, and shall continue in effect until February 28, 2027 for the ETF Class of each Portfolio, and shall continue in effect from year to year thereafter for the ETF Class of a Portfolio, unless and until the Fund or Dimensional notifies the other party to the Agreement, at least thirty days (30) prior to the end of the one-year period, of its intention to terminate the Agreement for the ETF Class of the Portfolio. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement between Dimensional and the Fund, on behalf of such Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.	DIMENSIONAL FUND ADVISORS LP
By: DIMENSIONAL HOLDINGS INC., General Partner
By: /s/Carolyn Lee Name: Carolyn Lee Title: Vice President	By: /s/Valerie A. Brown Name: Valerie A. Brown Title: Vice President

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